Exhibit 10.9

February 25, 2020

Mr. Bruce Hauk
3312 Hershiser Court
Edwardsville, IL 62025

Dear Bruce,

On behalf of American Water, I am pleased to confirm your new position of President Regulated Operations & Military Services Group at our Camden, New Jersey office, continuing to report to me.  For external purposes, the effective date of your new role will be Sunday, March 1, 2020; internally, changes related to your new position will take effect on Monday, March 9, 2020. This offer letter is subject to the approval of the Executive Development & Compensation Committee. Below is a summary of details related to your new role:

Base Salary: Effective Monday, March 9, 2020, your new bi-weekly salary will be $14,423.08, which when annualized, is approximately $375,000.00, subject to applicable withholdings. The new salary level for your position will be 80. Your job performance will continue to be reviewed annually as part of our performance management system and you may be eligible for a merit increase in 2021.

APP: You will remain eligible to participate in the American Water Annual Performance Plan (APP). Your target award eligibility will remain at 50% of your annual base salary.

LTPP: You will remain eligible to receive performance awards under the American Water Long Term Performance Plan, and as a result of your promotion, your new target opportunity under this plan is 100% of your base salary.  For the 2020 annual grant in February, your grants will be based on your current base salary and LTPP target percentage. Effective March 1, 2020, you will receive a second set of grants that reflects the difference between your February grants and the grant amount based on your new base salary and LTPP target percentage.

Non-Qualified Deferred Compensation Plan: You will remain eligible to participate in our Non-Qualified Deferred Compensation Plan for employees.

Benefits: Your current benefits will remain unchanged and in effect, including your current vacation accrual.

Relocation:  You will be eligible for the AW Blue package for relocation benefits under American Water’s relocation policy according to the parameters of our policy and eligibility criteria as set forth by the IRS.  You will be required to sign a Relocation Services Payback Agreement stating that if an employee resigns within 24 months of the date of his/her relocation, they are required to reimburse the relocation expenses to the Company on a pro-rated basis.  Except for any disclosure by American Water as may be required by applicable law, the terms are confidential between you and American Water. The management of your relocation will be handled by NEI Global Relocation.  Information regarding their services is attached.  Please note that your signature on the attached Relocation Payback Agreement is required to initiate the relocation process with NEI.

As you will be a Section 16 officer of the Company, American Water may be required to disclose your compensation and/or this offer letter an SEC filing. Your signature below indicates your acknowledgment of these changes in your position. We wish you the best of luck in your new role and future opportunities with American Water!

Sincerely,

/s/ Walter Lynch

Walter Lynch
EVP and Chief Operating Officer
American Water

cc: Melanie Kennedy, Senior Vice President, Human Resources
Marianne Taylor, Director, Talent Acquisition
Kate DePhilippo, Director, Compensation

I, Bruce Hauk, understand that my employment with American Water is "at will," which means that I am not guaranteed employment or any particular job for any specified period of time.  The Company or I may terminate my employment at any time, for any or no reason, with or without cause.

/s/ BRUCE HAUK	2/25/2020
Signature	Date